                      MINNESOTA MUTUAL VARIABLE ANNUITY ACCOUNT
                 MATURING GOVERNMENT BOND 2002 SEGREGATED SUB-ACCOUNT
                               PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 2, 1994. Using the accumulation unit value information attached, the cumulative total return for each type of Multi-option Annuity Contract without considering the contingent deferred sales charge at December 31, 1994 is as follows:

CUMULATIVE     =   (ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED)  *  100
TOTAL RETURN       ----------------------------------------------------
                                  INITIAL AMOUNT INVESTED

                        994.45 - 1,000.00  * 100 =  -.56%
                        ------------------
                             1,000.00

AVERAGE ANNUAL TOTAL RETURN

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                          N
                                   P[(1+T)  ] = ERV

Average annual total return for the period from May 2, 1994 to December 31, 1994 for each type of Multi-option Annuity Contract (with and without consideration of the contingent deferred sales charge) is as follows:

FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACT - INCLUDING DEFERRED SALES CHARGE

                                          1
                  $1,000.00  [(1 - .0807)  ] = $919.27   T = -8.07%

SINGLE PAYMENT VARIABLE ANNUITY CONTRACT - INCLUDING DEFERRED SALES CHARGE

                                          1
                  $1,000.00  [( 1 - .0557)  ] = $944.33   T = -5.57%

FLEXIBLE AND SINGLE PAYMENT VARIABLE ANNUITY CONTRACTS - WITHOUT DEFERRED SALES CHARGE

                                          1
                   $1,000.00  [(1- .0056)  ] = $994.45   T = -.56%

The above total return calculations for the period from May 2, 1994 to December 31, 1994 have not been annualized, as results are not indicative of anticipated annual results.

The following information is used in the total return calculations:

                                       Accumulation
                Date                    unit value
                ----                    ----------

              05/02/94                   $.977234
              12/31/94                    .971807